Exhibit 10.7
PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (this “Agreement”) is made and entered into effective as of the date listed below in Section 1 (the “Grant Date”), by and between Insight Enterprises, Inc. (the “Company”) and the individual whose name is listed below in Section 2.

The terms and conditions of this Performance Share Unit Award (the “Award”) are as set forth in this Agreement and in the Insight Enterprises, Inc. 2020 Omnibus Plan (the “Plan”). The Award is made under and is limited by and subject to the express terms and conditions of the Plan. You agree and acknowledge that you would not be eligible for the Award but for your agreement to abide by and execute this Agreement, including the Restrictive Covenants set forth in Section 16 and as more fully described in Attachment A, the Trade Secret and Confidential Information covenants in Section 17 and as more fully described in Attachment B, and the Mutual Binding Arbitration Agreement set forth in Section 20 and as more fully described in Attachment C. You agree that the Attachments are integral parts of this Agreement and are incorporated by reference into this Agreement. You agree and acknowledge the Award constitutes good and sufficient consideration for the terms of this Agreement. In the event of any inconsistency between the terms of this Agreement and the Plan, the terms of the Plan will govern. Capitalized terms that are not defined in this Agreement but defined in the Plan have the meanings given to them in the Plan.

The Company has granted you Performance Share Units (“PSUs”), as follows:

1. Grant Date:	[DATE]
2. Employee Name:	[NAME]
3. Employee ID:	[ID NUMBER]
4. Grant Number:	[GRANT NUMBER]
5. Target Award:	[TARGET AWARD]
6. Performance Period:	January 1, 2022 – December 31, 2024
7. Vesting Schedule:	The PSUs will vest as of the date on which the Committee certifies the level of attainment of the Performance Goal (as defined below) (“Vesting Date”) consistent with Section 9, provided that you have provided continuous, eligible service to the Company or one of its Related Companies through such Vesting Date, except as otherwise provided in this Agreement.

8.    Performance Share Units.

a.    Each PSU represents the right to earn, on a one-for-one basis, shares of the Company’s Common Stock, par value $0.01 (the “Shares”) pursuant to the terms of the Plan.

b.    The target number of Shares subject to this Award is set out in Section 5. Depending on the Company’s level of attainment of specified targets for Relative Total Shareholder Return (“rTSR”) for the Performance Period (the “Performance Goal”) and your continued service with the Company or a Related Company, you may earn 0% to 200% of the Target Award in accordance with the matrix attached hereto as Attachment D.

c.    Other terms and conditions applicable to determining levels of attainment, rTSR, and the Performance Goal are set out in Attachment D.

9.    Vesting.

a.    The PSUs have been credited to a bookkeeping account on your behalf. The PSUs will be earned in whole, in part, or not at all, as of the Vesting Date, provided that you have provided continuous, eligible service to the Company or a Related Company through such Vesting Date, except as otherwise provided in this Agreement.

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b.    Upon the Vesting Date, and subject to Section 10, the Company will settle the vested PSUs by issuing to you one share for each vested PSU as soon as administratively practicable after the Vesting Date but in no event later than March 15 of the calendar year following the end of the Performance Period.

c.    Unless the Committee determines otherwise prior to your Termination of Service, upon your Termination of Service for reasons other than death, all unvested PSUs shall immediately be forfeited without payment of any further consideration to you, and you will not be entitled to receive the Shares underlying the unvested PSUs. Upon your Termination of Service by reason of death provided that you provided continuous, eligible service to the Company from the Grant Date until your death, your estate shall retain a portion of the PSUs determined by multiplying the total number of PSUs awarded under this Agreement by a fraction, the numerator of which is the number of days elapsed from the commencement of the Performance Period through the date of your death and the denominator of which is the number of days in the Performance Period. The remainder of the PSUs shall be forfeited and canceled. The Award described by this Section 9(c) shall be earned, in whole, in part, or not at all, on the Vesting Date to the extent that the Performance Goal is attained.

d.    Unless otherwise determined by the Committee and provided in this Agreement or the Plan, the PSUs shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

10.    Withholding Taxes. The Company shall have the power to withhold, or to require you to remit to the Company or to any Related Company, as applicable, up to the maximum amount necessary to satisfy federal, state, local and foreign withholding tax requirements in the applicable jurisdiction on any Award.  The Company shall have discretion to determine the withholding amount, or the Company may (but is not required to) permit you to elect the withholding amount, within permissible limits as it deems appropriate, but in no event will such withholding amount be less than the minimum or more than the maximum amount necessary to satisfy federal, state, local or foreign tax withholding requirements in the applicable jurisdiction on any Award.  To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.  The Committee may permit you to satisfy all or part of your tax withholding obligations by (a) paying cash to the Company or to any Related Company, as applicable, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to you, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to you having a fair market value equal to the applicable withholding amount, or (d) surrendering a number of shares of Common Stock you already own having a value equal to the applicable withholding amount.  The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award until the withholding obligations described by this Section 10 are satisfied.

11.    Voting and Other Rights.

a.    You will not have the right to vote the Shares underlying the PSUs at meetings of the Company's stockholders until those PSUs have become vested Shares issued pursuant to this Agreement.

b.    The Award does not confer upon you any right to continue in the employ of the Company or a Related Company or to interfere with the right of the Company or a Related Company to terminate your employment or services at any time for any reason, with or without Cause.

c.    The Award is a one-time, discretionary award made by the Company, and the Company has no obligation to make a like award or any other award in any future period, and no such obligation will arise by reason of your availing yourself of the benefits of the Shares issued under the Award. Future awards, if any, will be at the sole discretion of the Company. You acknowledge and agree that the Plan is discretionary in nature and limited in duration and that the Company, in its sole discretion, may amend, cancel or terminate the Plan at any time subject to the terms of the Plan.

d.    You will not be entited to receive a dividend equivalent for any of the PSUs granted under the Agreement.

12.    Notices. Any written notice under the Agreement will be deemed given on the date that is three business days after it is sent by registered or certified mail, postage prepaid, addressed to you at the address on file with the Company for you or to the Company at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286, Attention: HR Carver - Stock Administration. Any notice may be sent using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice will be deemed to have been duly given unless and until it is actually received by the intended

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recipient. You and the Company may change the address to which notices are to be delivered by giving the other party notice in the manner set forth in this Agreement.
13.    Plan Documents. All Plan documents, including the Plan Summary, can be found under “Company Library” on your E*TRADE Account. You may also request copies of these documents in writing by contacting the Company at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286, Attention: HR Carver – Stock Administration.
14.    Consent to Transfer Personal Data. By accepting the Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Section 14. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company and its Related Companies hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Company, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”). The Company and/or its Related Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and/or any of its Related Companies may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf by a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect your ability to participate in the Plan.
15.    Independent Tax Advice. You acknowledge that determining the actual tax consequences to you of receiving or disposing of the PSUs and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the PSUs and receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the PSUs and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.
16.    Restrictive Covenants. You covenant and agree that, without the prior written consent of the Company, you will not, directly or indirectly:
a.    Engage in a Competing Business while employed by the Company or one of its subsidiary or affiliated companies (individually “an Affiliate” or collectively “Affiliates”);
b.    Engage in a Competing Business in the Restricted Territory for the Specified Duration after your employment with the Company or an Affiliate terminates;
c.    Solicit or accept business from any Client or Potential Client for any transaction other than for the benefit of the Company and its Affiliates while the Company or an Affiliate employs you or for the Specified Period; and
d.    Solicit an employee of the Company or an Affiliate to end or terminate employment with the Company or an Affiliate or hire any such individual while the Company or an Affiliate employs you or for the Specified Period.
You further covenant and agree: i) the foregoing obligations are set forth more fully in Attachment A, which defines the applicable scope, geographic, and temporal limitations of these covenants; and ii) you have read, understand and agree to Attachment A.
If you are employed by the Company or an Affiliate in California, the terms and conditions set forth in Sections 16(b), 16(c), and 16(d) do not apply to you.
Section 16(b) does not apply to you if, at the time of termination of employment:
•You are employed by the Company or an Affiliate in the state of Washington and either: i) you are projected to make less than $100,000 per year on an annualized basis; or ii) your employment is terminated as a result of a layoff and the sum of the severance, if any, you receive for the Specified

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Duration and your compensation, if any, for subsequent employment for the Specified Duration is less than your base salary at the time of termination;
•You are employed by the Company or an Affiliate in Illinois and makes less than the greater of: i) the hourly rate equal to the minimum wage required by the applicable federal, state, or local minimum wage law; or ii) $13 per hour;
•You are employed by the Company or an Affiliate in Massachusetts unless you: i) are an exempt employee under the Fair Labor Standards Act; and ii) the Company or an Affiliate pays you Pay for Leave during the Specified Duration, not including any increase in the Specified Duration due to your breach of a fiduciary duty or misappropriation of the Company or an Affiliate’s property; and
•You are employed by the Company or an Affiliate in a position below the Director-level and have not been employed in the year preceding the termination of employment in a position where you interact, communicate, or have contact, with Clients.
You acknowledge and agree that the restriction set forth in Section 16(c) prohibits you from doing business with a Client or Potential Client for the Specified Period even if the Client or Potential Client approaches you first and attempts to initiate business with you.
17.    Trade Secrets and Confidential and Proprietary Information. You covenant and agree:
a.    to protect and preserve the confidentiality of the Company’s and its Affiliates’ Trade Secrets and Confidential and Proprietary Information, as well as Third-Party Information; and
b.    the parties’ rights and obligations with respect to this subject matter are set forth more fully in Attachment B, you agree you have read, understand, and agree to Attachment B.
18.    Acknowledgments. You understand and agree:
a.    that the restrictive covenants contained in this Agreement are justified by legitimate and protectable business interests, including protecting the Company and its Affiliates’: i) investments in, and relationships with employees, Clients, and Potential Clients; ii) goodwill; iii) Trade Secrets and Confidential and Proprietary Information, and Third-Party Information; and iv) specialized training for employees;
b.    that the covenants contained in this Agreement are reasonably necessary to protect the Company’s and its Affiliates’ legitimate business interests;
c.    the Company’s and its Affiliates’ Trade Secrets and Confidential and Proprietary Information are special and unique assets, to which you have or will have access, and need to be protected from improper disclosure and unauthorized use to prevent damage to the Company and one or more of its Affiliates;
d.    the Company’s and its Affiliates’ business are not geographically restricted, are often unrelated to the physical location of the facilities or locations of the Company or its Affiliates, its Clients, or Competing Businesses, and the sale of the Company and its Affiliates’ products and services is facilitated by the extensive use of the internet, telephones, electronic mail, facsimile transmissions, and other means of electronic information, service delivery, and product distribution;
e.    if employment is terminated for any reason, you will be able to earn a livelihood without violating the post-employment restrictive covenants in this Agreement;
f.    your ability to earn a livelihood without violating the restrictions is a material condition to entering this Agreement and employing you; and
g.    a breach of any of the obligations set forth in Sections 16 or 17 will result in irreparable damage and continuing injury to the Company or one or more Affiliates. Therefore, in the event of any breach or threatened breach of such covenants, the Company and Affiliates shall be entitled to an injunction from a court of competent jurisdiction enjoining you from committing any violation of those covenants, and you hereby consent to the issuance of such an injunction. You further agree that the Company and its Affiliates shall not be required to post a bond to obtain such an injunction. All remedies available to the Company and its Affiliates by reason of your breach of this Agreement are cumulative, none is exclusive, and all remedies may be exercised concurrently or consecutively at the Company’s or Affiliates’ option. Further, if you breach or violate of any of the provisions of this Agreement, the term thereof, as the case may be, shall be tolled until such breach or violation has been fully cured.

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19.    Securities Law Compliance. You agree that you will in no event sell or distribute all or any part of the Shares unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the Securities and Exchange Commission and has not represented to you that it will so maintain registration of the Shares. You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.
20.    Arbitration Agreement. You and the Company including its Affiliates agree that (a) you may only be eligible for the Award under this Agreement provided that you agree and abide by the terms of the Mutual Binding Arbitration Agreement attached hereto as Attachment C; (b) any Claims (as defined in Attachment C) you have or may have against the Company and its Affiliates, or that the Company and its Affiliates have or may have against you, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act; (c) the obligation to arbitrate is a waiver of any right to a trial by jury; and (d) the obligation to arbitrate includes a class and collective action waiver, meaning the claims must proceed on an individual basis.
21.    General Provisions.

a.Assignment. The Company may assign its forfeiture rights at any time, whether or not such rights are then exercisable, to any person or entity selected by the Committee.
b.No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.
c.Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
d.Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the PSUs pursuant to the express provisions of this Agreement.
e.Agreement Is Entire Contract. This Agreement, including Attachments A, B, C, and D, and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.
f.Severability. If any provision of this Agreement is determined to be invalid, unenforceable or illegal, the validity or enforceability of the other provisions shall not be affected. In addition, if any one or more provisions contained In this Agreement shall be held to be excessively broad as to duration, geographical scope, activity, subject, or otherwise, it shall be construed by limiting or reducing it, so as to be enforceable with applicable law.
g.409A Compliance. The vesting and settlement of PSUs awarded pursuant to this Agreement are intended to either qualify for the “short-term deferral” exemption from Section 409A of the Code or to comply with Section 409A of the Code, as applicable, and the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion to unilaterally amend or modify the Plan and/or this Agreement to ensure that the PSUs qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the PSUs will be exempt from or comply with Section 409A of the Code, and makes no undertaking to preclude Section 409A of the Code from applying to the PSUs, and the Company will have no liability to you or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
h.Amendments and Modifications. The Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, amend or modify this Agreement in any manner that is either (i) not adverse to you, or (ii) consented to by you.

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22.    Acceptance of Terms and Conditions. By accepting the Award and the Shares, you agree to be bound by the terms and conditions in this Agreement, the Plan and any and all rules and regulations established by the Company in connection with awards issued under the Plan.
Insight Enterprises, Inc., a Delaware corporation

Name: Title:

Signature:

Date

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ATTACHMENT A
RESTRICTIVE COVENANTS
You, the Company, and its Affiliates agree the following definitions and other terms apply to Section 16 and other portions of the Agreement including its Attachments where the phrases are used:
1.Competing Business. Competing Business means any information technology reseller, provider, or seller of information technology services, or any entity or person that is engaged in or is preparing to engage in any business which involves the sale, lease, license, or provision of computer hardware, software, peripheral, or other information technology products or services that the Company or one or more of its Affiliates markets, sells, leases, licenses, or makes available to companies, businesses, non-profit organizations, governmental agencies or entities, educational institutions, or school districts.
2.Engage in a Competing Business. Engage in a Competing Business means to: i) provide to, or perform for, a Competing Business the same or similar services that you provided or performed for the Company or one or more of its Affiliates in the last two (2) years of employment; or ii) serve, be employed, or otherwise perform duties, directly or indirectly, as a principal, agent, officer, director, proprietor, employee, consultant, independent contractor, employer, investor, lender, partner, member, or shareholder (other than as an owner of 2% or less of the stock of a publicly traded company) in a Competing Business.
3.Client. Client means a company, business, non-profit organization, governmental agency or entity, educational institution, school district, person, or entity that: i) purchased goods or services from the Company or one or more of its Affiliates within the last two (2) years of your employment with the Company or an Affiliate; and ii) with which or whom you had contact or communicated about the Company’s or its Affiliates’ products or services, on whose account you worked, or about which or whom you have knowledge of Trade Secrets, Confidential and Proprietary Information, or Third-Party Information.
4.Potential Client. Potential Client means a company, business, non-profit organization, governmental entity, educational institution, school district, person, or entity with which or whom you, within the last six (6) months of your employment with the Company or an Affiliate, has knowledge of: i) of the Company or an Affiliate’s efforts or communications to offer or to attempt to sell, lease, license, or provide the individual or entity products or services through the Company or an Affiliate; or ii) Trade Secrets, Confidential and Proprietary Information, or Third-Party Information pertinent to or related to the Potential Client.
5.Restricted Territory. Restricted Territory means each and every location in which you could Engage in a Competing Business in the United States and includes each state where the Company or Affiliate for which you work or worked has Clients or employees, including, but not limited to, the states in which the Company’s or the applicable Affiliate’s Clients are located and in which you provided services, sold or leased goods or services, or otherwise performed work during the 12-month period preceding the termination of your employment. If, but only if, this Restricted Territory is held by a court of competent jurisdiction or arbitrator to be invalid on the grounds that it is unreasonably broad, then the Restricted Territory shall be the state or states in which you worked for Insight, as well as Arizona, Florida, Illinois, Massachusetts, Minnesota, Ohio, Texas, and Washington.
6.Solicit. Solicit means any effort or attempt by you, directly or indirectly, to encourage, induce, solicit, recruit, or offer:
•a Client or Potential Client with the purpose, effect, or potential of: i) selling (or assisting another person’s selling) or providing such products or services that are the same, similar, or related to products or services provided by the Company or its Affiliates; or ii) in any way reducing the amount of business such Client or Potential Clients transacts or would transact with the Company or one or more of its Affiliates; or
•an employee of the Company or an Affiliate with whom you, in the preceding twelve (12) months, worked or who worked out of the same physical location as you with the purpose, effect, or potential of: i) hiring (or assist another person’s hiring) that individual for employment with a Competing Business -- whether as an employee or independent contractor; ii) having that individual terminate employment with the Company or an Affiliate to join a Competing Business; or iii) otherwise interfering with the individual’s employment relationship with the Company or an Affiliate.
7.Specified Duration. For the non-competition covenant in Section 16(b), Specified Duration means the period of time listed below that corresponds to or most closely approximates the job title (as identified in the Company’s or its Affiliates’ records) or job description held by you at the time of the breach of the restrictive covenant described in this Agreement or the time of the termination of your employment, whichever provides the longer duration.
•Senior Vice President. The Specified Duration is a period of fifteen (15) months following the termination of your employment, or, if the period of fifteen months (15) is determined by a court of

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competent jurisdiction or arbitrator to be unreasonably broad or you are employed by the Company or an Affiliate in Massachusetts at the time of termination, then a period of twelve (12) months following the termination of your employment.
•Vice President. The Specified Duration is a period of twelve (12) months following the termination of your employment, or, if the period of twelve (12) months is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then a period of nine (9) months following the termination of your employment.
•Director. The Specified Duration is a period of nine (9) months following the termination of your employment, or, if the period of nine (9) months is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then a period of six (6) months following the termination of your employment.
•Positions Below the Director Level and that Interact with Clients. The Specified Duration is a period of six (6) months following the termination of your employment, or, if the period of six (6) months is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then a period of four (4) months following the termination of your employment. Notwithstanding the foregoing sentence, if your job title or description corresponds to the heading of this bullet point, you are projected to earn less than $100,000 in total cash compensation for the calendar year in which your termination of employment occurs, and you actually earned less than $100,000 in total cash compensation for the calendar year preceding the year in which your termination of employment occurs, then the Specified Duration is a period of three (3) months following the termination of your employment, or, if the period of three (3) months is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then a period of two (2) months following the termination of your employment. If the you worked for the Company or an Affiliate in Massachusetts at the time of termination, the Specified Duration shall be increased by a period of twelve (12) months if you breached a fiduciary duty to the Company or an Affiliate or took or misappropriated, physically or electronically, the Company or an Affiliate’s property, including but not limited to, Trade Secrets, Confidential and Proprietary Information, and/or Third-Party Information.
8.Specified Period. For the non-solicitations covenants in Paragraph 16(c) and 16(d) of the Agreement, Specified Period means the period of time listed below that corresponds to or most closely approximates the job title (as identified in the Company’s or its Affiliates’ records) or job description held by you at the time of the breach of the restrictive covenant described in the Agreement or the time of the termination of your employment, whichever provides the longer duration.
•Senior Vice President. The Specified Period is a period of eighteen (18) months following the termination of your employment, or if the period of eighteen (18) months is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then a period of fifteen (15) months following the termination of your employment.

•Vice President. The Specified Period is a period of fifteen (15) months following the termination of your employment or, if the period of fifteen (15) months is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then a period of twelve (12) months following the termination of your employment.

•Director or Positions Below the Director Level and that Interact with Clients. The Specified Period is a period of twelve (12) months following the termination of your employment or, if the period of twelve (12) months is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then a period of nine (9) months following the termination of your employment.
•Positions Below the Director Level and That Do Not Interact with Clients. The Specified Period is a period of nine (9) months following the termination of your employment or, if the period of nine (9) months is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then a period of six (6) months following the termination of your employment.

9.Pay for Leave. If you are employed by the Company or an Affiliate in Massachusetts at the time employment terminates, the following definitions of Pay for Leave apply. If you are not employed in Massachusetts at the time employment terminates, this provision and definition has no application to you.
1.1Except as set forth in Paragraph 9.2 below, Pay for Leave means fifty percent (50%) of your highest annualized base salary in the two-year period preceding the date of your termination.
1.2If you are terminated without cause, as defined in the Company’s then-applicable Severance Plan, and you elect to receive severance benefits under the Severance Plan, Pay for Leave shall mean the greater of: i) fifty percent (50%) of your highest annualized base salary in the two-year period

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preceding the date of your termination; or ii) the severance pay under the Severance Plan. You will also receive any other severance benefits, e.g. outplacement assistance or additional pay for health insurance, provided under the Severance Plan.
Pay for Leave shall be paid in accordance with the Company or applicable Affiliate’s regular payroll practices. The payments, from which all required and authorized withholdings and deductions shall be made, will be executed by direct deposit based on the account information that you have on file with the Company or its Affiliate. If you have not elected for direct deposit, the Company or applicable Affiliate will provide you an ADP ALINE card for the payments.

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ATTACHMENT B
TRADE SECRET AND CONFIDENTIALITY AGREEMENT
1.    Definitions.
1.1    Trade Secrets. Trade Secrets means information that: i) derives actual or potential economic value because it is not being generally known to persons who can obtain economic value from its disclosure or use; ii) the Company or one of its Affiliates makes reasonable efforts to keep secret; and iii) is not generally known or available to the public or the industry. Examples of Trade Secrets include, but are not limited to:
•the identity, phone number, email address, and other similar contact information of key contact persons for clients, customers, and prospective clients and customers of the Company or one or more Affiliates;
•non-public lists of clients, customers, and prospective clients and customers of the Company or one or more Affiliates, and the key information regarding those entities and persons such as purchasing preferences, needs, and habits, nature and number of products, licenses, and services purchased, the expiration dates and terms of software licenses and hardware leases, contract information and negotiated terms, and the technology products and services such persons or entities use or favor;
•lists of key distributors, suppliers, vendors, and partners of the Company or one or more Affiliates and the key information regarding those business relationships, such as key contact person(s) and contact information, special programs, and negotiated prices, terms and contracts, that are not otherwise disclosed;
•special pricing programs available to of the Company or one or more Affiliates and the Company’s and Affiliates’ pricing, costs, discounts, margins, and profits for products and services less than three years old;
•all information of any kind related to the business of a client, customer, or prospective client or customer of the Company or one or more Affiliates obtained by an employee of the Company or an Affiliate in the last three years and that has not been publicly disclosed by such person or entity;
•software developed by of the Company or one or more Affiliates;
•the Company’s or one or more Affiliate’s non-public strategic business and marketing initiatives, significant corporate events, projects, processes, or unique know-how;
•the Company’s or one or more Affiliate’s sales, business and marketing plans and forecasts less than three years old;
•the Company or one or more Affiliate’s sales data and results before being reported and disclosed publicly;
•technical designs, drawings, schematics, and matters created or developed by the Company, an Affiliate, or a contracted vendor or partner of the Company or an Affiliate;
•the Company’s or one or more Affiliate’s non-public planned product and services offerings; and
•the Company’s or one or more Affiliate’s non-public financial and accounting information less than three years old.
1.2    Confidential and Proprietary Information. Confidential and Proprietary Information means information that is a valuable, special, and unique asset of the Company or one or more Affiliates. Confidential and Proprietary Information may include Trade Secrets, but it is not necessarily limited to Trade Secrets. Examples of Confidential and Proprietary Information include, but are not limited to:
•Trade Secrets or items that would meet the definition of Trade Secrets other than the duration tied to the example above has passed, e.g., pricing information or marketing plans that are more than three years old;
•The Company’s or one or more Affiliate’s policy and systems manuals that are less than five years old, but not including readily available information provided to current or former employees such as employee handbooks, policies, and benefit plans;
•the Company’s or one or more Affiliate’s non-public benefits and compensation plans and strategies for supervisory employees that are less than three years old;
•the Company or one or more Affiliate’s employee recruiting plans and strategies less than three years old;
•legal files of or related to the Company or one or more Affiliates;
•the Company’s or one or more Affiliate’s non-public funding, credit, investment, and lending policies, arrangements, or sources that are open or, if not open, less than three years old;
•the Company’s or one or more Affiliate’s advertising and promotional ideas and strategies less than three years old;
•the Company’s or one or more Affiliate’s market surveys and/or analyses that are less than three years old; and

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•other confidential information and records owned by or related to the Company or one or more Affiliates.
1.3    Third-Party Information. Third-Party Information means trade secrets and confidential and proprietary information of or concerning the Company’s and one or more Affiliate’s clients, customers, and prospective clients and customers, business partners, vendors, distributors, and suppliers including, but not limited to, product and services information, sales figures, marketing strategies, plans, financial information, and other confidential information concerning those entities or businesses, whether protected by a nondisclosure agreement or not.
2.    Protection of Trade Secrets, Confidential and Proprietary Information, and Third-Party Information. During and after employment with the Company or an Affiliate, you covenant and agree to protect and preserve the confidentiality of all Trade Secrets, Confidential and Proprietary Information, and Third-Party Information. Other than for the purpose for which such information was provided to you to perform services for the benefit of the Company or an Affiliate, you further covenant and agree that you will not, directly or indirectly, disclose, transfer, use, sell, publish, make available, exploit, or otherwise facilitate or permit the sale, transfer, use, publication, or exploitation of any Trade Secrets, Confidential and Proprietary Information, or Third-Party Information, other than to:
•an employee, officer, or director of the Company or an Affiliate who, in the reasonable exercise of your judgment, needs to know such Trade Secrets, Confidential and Proprietary Information, or Third-Party Information to perform his or her duties; or
•a vendor, supplier, or strategic partner of the Company or an Affiliate as long as you: i) receive approval from your immediate supervisor before each disclosure; ii) ensure that each vendor, supplier, or strategic partner is bound by a non-disclosure agreement with the Company or the appropriate Affiliate; and iii) ensure that there is no agreement between the Company or appropriate Affiliate and the affected Client that would prohibit the sharing of that particular information with the vendor, supplier, or strategic partner.
The foregoing obligation means, among other things, that you may not use or disclose any Company’s Trade Secrets or Confidential and Proprietary Information, whether directly or indirectly, on behalf of yourself or others, to attempt to call on, solicit or obtain business from any actual or prospective Client, customer, or business partner of the Company or one or more of its Affiliates, other than for authorized business activities. This prohibition applies during and after your employment, so long as the information remains a Trade Secret or Confidential and Proprietary Information.

If you learn of a subpoena or effort to obtain a court or arbitrator order affecting such information, you covenant and agree to provide immediate written notice of such effort or planned disclosure to the General Counsel of the Company to allow the Company or one or more Affiliates to contest disclosure. You further covenant and agree not to disclose such information until the Company or its Affiliate’s objection to disclosure, if any, is ruled upon and otherwise takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. If a court of competent jurisdiction or arbitrator rules that a Trade Secret is not a trade secret under applicable law but such information still qualifies as Confidential and Proprietary Information, the prohibitions against disclosing or using such Trade Secret in this Agreement shall expire five (5) years after your termination from employment, or if the period of five (5) years is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then three (3) years after your termination from employment.

3.    Limitations.
3.1    The obligations set forth in Paragraph 2 shall cease for any particular Trade Secret, Confidential and Proprietary Information, or Third-Party Information when such information becomes generally known or available to the public or the industry other than by a disclosure in violation of this Agreement.
3.2    You understand and acknowledge that you are not prohibited from making disclosures of Trade Secrets that: i) are made: a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and b) solely for the purpose of reporting or investigating a suspected violation of law; or ii) is made in a complaint or other document filed in a court, administrative, or arbitral proceeding, if such filing is made under seal. If you file a lawsuit alleging retaliation by the Company or an Affiliate for reporting a suspected violation of law, you may disclose Trade Secrets related to the suspected violation of law or alleged retaliation to your attorney and use those Trade Secrets in the proceeding if you or your attorney: i) files any document containing Trade Secrets under seal; and ii) does not disclose the Trade Secrets, except pursuant to court order. The Company and its Affiliates provide

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this notice in compliance with the Defend Trade Secrets Act of 2016 and to avail itself of the full remedies in that act.

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ATTACHMENT C
MUTUAL BINDING ARBITRATION AGREEMENT
1.    Claims. Except as provided in Paragraph 2 below, you and the Company and its Affiliates agree:
a.    to use binding arbitration to resolve any claim, dispute, or controversy that arises out of, relates to, or has any connection with this Agreement or your employment agreement, employment, application for employment, termination of employment, or other association with the Company or one or more of its Affiliates (“Claims”); and

b.    this arbitration agreement applies to Claims: (i) based on or arising under federal, state, or local laws including but not limited to Claims under or pursuant to constitutions, statutes, regulations, ordinances, executive orders, or the common law; (ii) based on or arising under contracts and covenants (express or implied), torts, or restitution; (iii) that you asserts against the Company and its Affiliates and their respective predecessors, successors, and assigns, as well as their respective owners, officers, directors, employees, and agents; and (iv) that the Company or one or more of its Affiliates, or their predecessors, successors, or assigns assert against you.

2.    Excluded Claims. This arbitration agreement does not apply to or prevent:
a.    claims for worker’s compensation benefits, state disability insurance, or unemployment insurance benefits; however, Claims asserting retaliation related to such benefits are covered Claims under Paragraph 1;
b.    claims for benefits under any employee benefit plan covered by the Employee Retirement Income Security Act;
c.    claims that applicable law expressly prohibits from being covered by an arbitration agreement;
d.    you from making a report to, filing a charge, or participating in an investigation with a federal, state, or local government agency, but after exhaustion of any such administrative procedures, any Claim asserted by you shall be resolved exclusively pursuant to the terms of this arbitration agreement; or
e.    either party from seeking from a court of competent jurisdiction provisional or preliminary injunctive relief regarding Claims arising under or related to any employment, invention assignment or proprietary rights, trade secrets or confidential and proprietary information or restrictive covenant agreements; provided, however, regardless of whether such temporary relief is granted, the underlying merits of the Claims must still be resolved through the arbitration procedures contained in this Attachment.
3.    Class Action Waiver. You, the Company, and its Affiliates agree to pursue all Claims in arbitration on an individual basis only and not as part of a class or collective action. You, the Company, and its Affiliate waive any right for a Claim to be brought, heard, or decided as a class or collective action, and the arbitrator has no power or authority, without the express written consent of you, the Company, and, as may be applicable, any Affiliates to consolidate the Claims of other current or former employees or to otherwise preside over or hear a class, collective, or representative action.
4.    Arbitration Procedures.
a.    Timeliness. The party asserting a claim must make an arbitration demand in writing upon the other party within the legally applicable limitations period for filing the same claim in court. If the timely exhaustion of administrative remedies is a condition to filing a lawsuit in court, then it is also a condition to pursuing such a claim in arbitration. The arbitrator will decide all issues of timeliness.
b.    Arbitration Forum; Arbitrator Selection. The arbitration shall be conducted before a single, neutral arbitrator pursuant to the Employment Arbitration Rules of the AAA or similar procedures for JAMS if you work or worked for the Company or an Affiliate in California. The current AAA rules may be found at www.adr.org/employment and the current JAMS employment arbitration rules may be found at www.jamsadr.com/rules-employment or either can be provided upon request to the Human Resources Department. You, the Company, and any involved Affiliate shall participate equally in the selection of the arbitrator. If agreement cannot be reached on an arbitrator, AAA or JAMS will be contacted for the purpose of securing an arbitrator. The arbitrator selected shall be a retired judge or an attorney with

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experience in the subject matter of the dispute. The arbitration will be held in the state where the you work or worked most recently for the Company or an Affiliate or as otherwise mutually agreed by the Company, any involved Affiliate and you.
c.    Costs. The Company or one of its Affiliates will initially be responsible for the administrative costs of the arbitration, including the arbitrator’s fees, subject to: (i) if you are asserting a Claim, a one-time payment by you toward those costs not to exceed the then-applicable filing fee in a court of competent jurisdiction where the arbitration is held; and (ii) any subsequent award of costs by the arbitrator in accordance with applicable law. Each party will be responsible for its own attorneys’ fees and costs incurred in connection with the arbitration, if any, subject to any subsequent award by the arbitrator in accordance with applicable law.
d.    Discovery; Motions; and Determination. The arbitrator shall have the authority to order such reasonable discovery to permit a full and fair exploration of the issues in dispute, consistent with the expedited and efficient nature of arbitration. The arbitrator may also allow for the hearing of any motions, including dispositive motions. Resolution of the dispute shall be based solely upon the law governing the Claims and defenses pleaded, and the arbitrator may not invoke any basis other than such controlling law. The arbitrator may award any relief that would be legally available in a court of law. Awards shall include the arbitrator’s written reasoned opinion. The decision of the arbitrator shall be final and binding, subject to review only under the circumstances set forth in the Federal Arbitration Act. A court of competent jurisdiction may enter judgment upon the decision of the arbitrator.
5.    Waiver of Right to Trial by Jury. YOU, THE COMPANY, AND ITS AFFILIATES UNDERSTAND THAT, BY ENTERING INTO THE AGREEMENT, EACH GIVES UP HIS, HER, OR ITS RIGHTS TO BRING CLAIMS COVERED BY THIS ARBITRATION AGREEMENT IN COURT AND TO HAVE A TRIAL BY JURY OF THOSE CLAIMS.

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ATTACHMENT D
rTSR Performance Goal

The PSUs will be earned, in whole, in part or not at all, based on your continuous service with the Company or a Related Company through the Vesting Date, except as otherwise provided in the Agreement, and the Company’s TSR relative to the rTSR Comparator Companies, as determined in accordance with the following payout scale:

Payout Scale (1)(2)	Company’s TSR Percentile Rank vs. rTSR Comparator Companies	rTSR Performance Multiplier
Maximum	≥ 80th %ile	200%
Target	55th %	100%
Threshold	30th %ile	50%
Below Threshold	< 30th %ile	0%

(1)Payouts between performance levels will be determined based on straight line interpolation.

(2)To determine the Company’s applicable percentile ranking for the Performance Period, TSRs are calculated for the Company and each rTSR Comparator Company. The entities are arranged by their respective TSRs (highest to lowest) and the Company is ranked among the rTSR Comparator Companies.

Determination of Payout: No later than sixty (60) days after the end of the Performance Period, the Committee shall determine and certify (i) the Company’s TSR percentile rank vs. the rTSR Comparator Companies, (ii) the rTSR Performance Multiplier, and (iii) the resulting number of PSUs earned and vested. The number of vested PSUs shall be determined by multiplying the Target Award by the rTSR Performance Multiplier. Vested PSUs will be converted into shares of Common Stock as provided in Section 9. For purposes of this calculation, the Company’s TSR percentile rank and the rTSR Performance Multiplier are to be rounded to one (1) decimal place and the number of vested PSUs are to be rounded to whole shares.

Adjustments: If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company conducts its business, or other unusual or non-recurring events or circumstances render the Performance Goal to be unsuitable, the Committee may modify the Performance Goal in whole or in part, as the Committee deems appropriate.

Defined Terms: For purposes of this Attachment:

“Total Shareholder Return” or “TSR” shall be determined with respect to the Company and any other rTSR Comparator Company by dividing: (a) the sum of (i) the Ending Average Stock Price plus (ii) the Reinvested Dividend Amount divided by (b) the applicable Beginning Average Stock Price and (c) minus 1. Any non-cash distributions on the respective shares shall be valued at fair market value. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

TSR =

“Beginning Average Stock Price” means, with respect to the Company and any rTSR Comparator Company, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day before the beginning of the Performance Period. The Committee shall adjust the Beginning Average Stock Price to account for any recapitalization or similar corporate capitalization change of the Company or any rTSR Comparator Company during the Performance Period (or during the applicable 20-day period in determining Beginning Average Stock Price or Ending Average Stock Price, as the case may be), such as a stock split, reverse stock split or stock dividend.

“Ending Average Stock Price” means, with respect to the Company and any other rTSR Comparator Company, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending on the last trading day of the Performance Period.

“Reinvested Dividend Amount” shall be calculated as the sum of the total dividends paid on one share of stock during the Performance Period, assuming reinvestment of such dividends in such stock (based on the closing stock price of such stock on the ex-dividend date).

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“rTSR Comparator Companies” means the companies comprising the custom performance peer group (which companies are listed below) provided that, except as provided below, the common stock of each company is continually listed or traded on a national securities exchange from the first day of the Performance Period through the last trading day of the Performance Period, subject to the following:

(i)     if the common stock of any rTSR Comparator Company ceases to be publicly traded at any time during the Performance Period by reason of exchange delisting, bankruptcy, liquidation or dissolution of the company, such company shall remain an rTSR Comparator Company for the entire Performance Period and the TSR for such rTSR Comparator Company shall be negative one hundred percent (-100%); and

(ii)    if the common stock of an rTSR Comparator Company ceases to be publicly traded at any time during the Performance Period by reason of a merger, acquisition, spin-off, going-private transaction or other similar corporate transaction, or in the event of a public announcement during the Performance Period of any such transaction that has not closed or been cancelled by the end of the Performance Period, such company shall be disregarded and shall not be considered an rTSR Comparator Company for the entirety of the Performance Period.

“rTSR Performance Multiplier” means the percentage, from 0% to 200%, that will be applied to the Target Award to determine the actual number of PSUs.

rTSR Comparator Companies: For purposes of this Attachment, the rTSR Comparator Companies shall be:

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Company	Ticker
Accenture plc	ACN
APPLIED INDUSTRIAL TECHNOLOGIES INC	AIT
AVNET INC	AVT
BELDEN INC.	BDC
BENCHMARK ELECTRONICS INC	BHE
CDW Corp	CDW
COGNIZANT TECHNOLOGY SOLUTIONS CORP	CTSH
CommScope Holding Company, Inc.	COMM
DIEBOLD NIXDORF, Inc	DBD
DXC Technology Co	DXC
EPLUS INC	PLUS
GENUINE PARTS CO	GPC
GMS Inc.	GMS
HENRY SCHEIN INC	HSIC
JABIL INC	JBL
MRC GLOBAL INC.	MRC
MSC INDUSTRIAL DIRECT CO INC	MSM
NCR CORP	NCR
PATTERSON COMPANIES, INC.	PDCO
PC CONNECTION INC	CNXN
Perficient, Inc.	PRFT
RUSH ENTERPRISES INC \TX\	RUSH.B
SANMINA CORP	SANM
SCANSOURCE INC	SCSC
SpartanNash Co	SPTN
SYNNEX	SNX
Univar Solutions Inc.	UNVR
Vertiv Holdings Co	VRT
W.W. GRAINGER, INC.	GWW
WATSCO INC	WSO
WESCO INTERNATIONAL INC	WCC

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